                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-45825


PROSPECTUS SUPPLEMENT NO. 31                                      OMNICARE, INC.
(To Prospectus dated February 13, 1998)

The Prospectus dated February 13, 1998, as supplemented by Prospectus Supplements 1 through 30, relates to the offer for resale of the following securities of Omnicare, Inc.:

       - $345,000,000 Principal Amount of 5% Convertible Subordinated Debentures due 2007

       - 8,712,121 shares of Common Stock, par value $1.00 per share, that are issuable upon the conversion of the Debentures (plus such additional amount as may result due to changes in the conversion price)

       - 264,101 additional shares of Common Stock, par value $1.00 per share

ADDITIONAL SELLING SECURITYHOLDERS

The table beginning on page 22 of the Prospectus contained in the section entitled "Selling Securityholders" is amended to add the following Selling
Securityholder:


                        Principal Amount     Percentage of Debentures                             Percentage of Common
                          of Debentures      Outstanding Beneficially     Conversion Shares        Stock Beneficially
Name                    that May be Sold      Owned Before Offering      That May be Sold**       Owned Before Offering
----                    ----------------     ------------------------    ------------------       ---------------------


Jefco                      $95,000***                   *                       2,398                      *

-------------------
*  Less than 1%
** Assumes conversion of full amount of Debentures held by the holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.
***Includes holdings disclosed in the Prospectus.

DELIVERY OF PROSPECTUS SUPPLEMENT

This Prospectus Supplement is not complete without the Prospectus, as supplemented prior to today. The additional selling securityholder named above may only deliver this Prospectus Supplement with the Prospectus and all prior supplements.

               This Prospectus Supplement is dated July 16, 1999.